SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
10960 Wilshire Boulevard, Suite 1100
Los Angeles, California 90024
Telephone (310)477-3924
Fax (310)478-6070



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 15, 1997, accompanying the consolidated financial statements of Alanco Environmental Resources Corporation (formerly known as Alanco Resources Corporation) and subsidiaries appearing in the 1998 Annual Report of Alanco Environmental Resources Corporation to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K for the year ended June 30, 1998 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.


/s/ Singer Lewak Greenbaum & Goldstein LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
October 19, 1998